Exhibit 99.1

CONTACT:	THOMAS COUGHLIN,
PRESIDENT & CEO
JAWAD CHAUDHRY, CFO
(201) 823-0700

BCB BANK CEO HIGHLIGHTS THE BANK’S STABILITY, STRONG CAPITAL AND DIVERSIFIED SOURCES OF FUNDING

BAYONNE, N.J., March 13, 2023 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Bank (the “Bank”), reported the following statements made by the President and CEO of the Company and the Bank, Thomas Coughlin.

“The sudden collapse of Silicon Valley Bank and Signature Bank underscores the importance of maintaining strong capitalization and diversified sources of funding as key operating measures to ensure the safety and soundness of a bank,” said Thomas Coughlin. “Unlike many other financial institutions, BCB Bank’s securities portfolio does not carry any meaningful unrealized losses that could negatively impact its capital position. BCB Bank’s philosophy is deeply rooted in maintaining robust capitalization and a diversified funding profile. Consistent profitability, evidenced by the last two successive years of record earnings, have helped BCB Bank to generate capital organically and support the growth of its balance sheet. Additionally, strong asset quality maintains a positive trend reflecting the Company’s conservative underwriting culture that further solidifies its capital position.”

“The rising rate environment has increased the competition for liquidity and the price at which liquidity is available to meet funding needs. Our community-focused, relationship-building approach has helped us develop a diversified and stable deposit funding foundation that continues to perform well in a challenging macroeconomic environment,” said Mr. Coughlin.

BCB Bank’s strong capital position is a direct result of the Company’s history of producing a high level of retained earnings, and management’s prudent use of capital generated organically. BCB Bank ended the fiscal year 2022 with a tangible equity to total assets ratio of 8.1% with regulatory capital ratios well in excess of the requirements for being considered well-capitalized. The Company’s robust capitalization is further bolstered by its credit quality that has continued to show improvement over the past several quarters. At December 31, 2022, the Company reported non-accrual loans as a percent of total loans ratio of only 0.17% and the allowance for loan losses as a percentage of non-accrual loans ratio of 633.6%. Additionally, the net-charge offs as a percent of average loans were only 0.06% for the year ended December 31, 2022.

BCB Bank’s liquidity position is strong and the Company’s funding profile remains very diverse and continues to perform well despite the challenges posed by the rising rate environment. The Bank does not have any funding exposure tied to the crypto-sector or to venture capital technology-focused companies. The Bank’s deposit funding is segmented amongst a large number of consumer and commercial customers. The average deposit size was $35.2 thousand for the consumer segment and $79.7 thousand for the commercial segment for the month ending February 28, 2023. In addition to stable deposit funding, the Company has ample capacity to borrow funds from the wholesale markets including ability to borrow from Federal Home Loan Bank, brokered deposits relationships, and other third-party channels.

“We believe that recent actions taken by Treasury, Federal Reserve, and FDIC will serve to restore investor and customer confidence in the industry in these uncertain times. BCB Bank is proactively reaching out to its investors and customers to highlight the strength and resilience of the Company’s liquidity, capital, and asset quality position,” said Mr. Coughlin.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 27 branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Press Release

March 13, 2023

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; any future pandemics and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.